Exhibit 99.8
[Letterhead of Morgan Stanley & Co. Limited]
September 26, 2007
To Whom It May Concern:
We hereby consent to the use in the Registration Statement of Arcelor on Form F-4 and in the proxy statement/prospectus of ArcelorMittal, which is part of the Registration Statement, of our opinion dated May 15, 2007 appearing as Annex E to such proxy statement/prospectus, and to the description of such opinion and to the references to our name contained therein under the heading “Summary—Fairness Opinions of Financial Advisors to Arcelor,” “The Merger—Background of the Merger,” “The Merger—Recommendation of the ArcelorMittal Board of Directors and the ArcelorMittal and Arcelor Boards of Directors’ Reasons for the Merger” and “The Merger—Fairness Opinions of Financial Advisors to Arcelor—Summary of Fairness Opinion of Morgan Stanley & Co. Limited.”
In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.
Morgan Stanley & Co. Limited

By:	/s/Bradford Gibbs
Name:	Bradford Gibbs
Title:	Executive Director